Exhibit 10.5

AMENDMENT TO TRANSACTION DOCUMENTS

This Agreement to Transaction Documents (the “Agreement”) is entered into as of April 13, 2022, by and between Can B Corp., a Florida corporation (the “Company”), on the one hand, and Arena Special Opportunities Partners I, LP, a Delaware limited partnership (the “ASOP”) and Arena Special Opportunities Fund, LP, a Delaware limited partnership (“ASOF” and, collectively with ASOP, the “Holders”). The Company and the Holders are sometimes referred to herein individually as a “party” and collectively as the “parties.” Capitalized terms used herein but not defined shall have the meaning ascribed to them in the SPA unless otherwise specified.

R E C I T A L S

WHEREAS, the Company and Holders entered into that certain Securities Purchase Agreement (the “2020 SPA”) and various other documents and agreements contemplated thereby, including but not limited to Original Issue Discount Senior Secured Convertible Promissory Notes with aggregate principal amounts equal to $2,777,778 (the “2020 Notes”), a Security Agreement (the “2020 Security Agreement”), an Intellectual Property Security Agreement (the “2020 IP Security Agreement”), and a Guaranty Agreement (the “2020 Guaranty”), all dated December 10, 2020 (the foregoing, collectively the “2020 Transaction Documents”);

WHEREAS, the Company and Holders entered into that certain Securities Purchase Agreement (the “2021 SPA”) and various other documents and agreements contemplated thereby, including but not limited to Original Issue Discount Senior Secured Convertible Promissory Notes with aggregate principal amounts equal to $1,500,000 (the “2021 Notes”), an Addendum Security Agreement (the “2021 Security Agreement”), an Addendum to Intellectual Property Security Agreement (the “2021 IP Security Agreement”), and an Addendum to Guaranty Agreement (the “2021 Guaranty”), all dated May 17, 2021 (the foregoing, collectively the “2021 Transaction Documents” and together with the 2020 Transaction Documents, the “Transaction Documents”); and

WHEREAS, the parties wish to amend certain provisions of the Transaction Documents, as set forth in this Agreement.

NOW, THEREFORE, the Transaction Documents are amended as follows:

1. Maturity Dates. The Maturity Dates of the 2020 Notes and 2021 Notes are hereby extended to April 30, 2022. In consideration for the foregoing extension, the Company agrees to collectively pay Holders an aggregate of $300,000, payable upon closing of the offering pursuant to the Registration Statement (below defined) based on their ratable contributions to the initial funding of the notes. In addition, the Company agrees to pay all interest due under the 2020 Notes in common stock and 2021 Notes in cash upon such closing. The Company is hereby granted the option to further extend the Maturity Dates for up to an additional two months, provided that for each month of extension, the Company will pay Holders $100,000, payable in the same manner as the above $300,000. No default interest or other penalties under the Transaction Documents shall apply due to the Company’s failure to pay the 2020 Notes and 2021 Notes by January 31, 2022. The Company may prepay the 2020 Notes and 2021 Notes without premium or penalty.

2. Representations and Warranties. Each of the parties hereby represents and warrants to the other parties as follows:

a.	The party has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and no further consent or authorization of the party is required, (iii) this Agreement has been duly executed and delivered by the party by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other instruments documents executed in connection herewith and bind the party accordingly, and (iv) this Agreement constitutes, and upon execution by the party, this Agreement will constitute, a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms.

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b.	Holders hereby represent and warrant that they have not transferred or agreed to transfer any portion of the 2020 Notes or 2021 Notes and are the only holders thereof.

3. Bridge Debt. Holders agree that in addition to the above referenced trade debt, the Company may incur bridge debt of up to $5,000,000 without triggering any default or penalties under the Transaction Documents; provided that such debt and any security granted in relation to such debt is subordinated to Holders’ debt and security interests.

4.  Registration Statement. Holders affirm their consent to the Company’s filing of a registration statement on form S-1 on November 8, 2021, and all amendments and supplements thereto (collectively, “Registration Statement”) and agree that the Company may amend or supplement such Registration Statement as agreed between the Company and H.C. Wainwright & Co. as underwriter.

5. Transaction Documents. The parties acknowledge and agree that each of the Transaction Documents are hereby amended as necessary to incorporate the foregoing. Holders agree that upon payment of the first $300K of Forbearance Shares, any and all existing defaults under the Transaction Documents are hereby waived by Holders.

6.  Misc. Provisions. Notwithstanding any provision hereof or of the Transaction Documents to the contrary, this Agreement shall govern all terms and conditions set forth herein. All terms and conditions of the Transaction Documents remain unchanged and shall apply except as specifically amended herein. This Agreement is specifically incorporated into the Transaction Documents. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. The parties may execute and deliver this Agreement by electronic means, including but not limited to email and facsimile transmittal, which shall be deemed binding on the parties. This Agreement shall be governed by the laws of New York, without resort to conflict of law principals. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. In the event that any provision of this Agreement, the Note, or any other agreement or instrument delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement or any other agreement, certificate, instrument or document contemplated hereby or thereby. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement or any agreement or instrument contemplated hereby may be waived or amended other than by an instrument in writing signed by the Buyer. Notices shall be given in the manner provided for in the 2021 SPA.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

THE COMPANY:		THE HOLDERS:
Can B Corp.		Arena Special Opportunities Partners I, LP

By:		By:
Name:	Marco Alfonsi	Name:	Lawrence Cutler
Title:	Chief Executive Officer	Title:	Authorized Signatory

Arena Special Opportunities Fund, LP

By:
		Name:	Lawrence Cutler
		Title:	Authorized Signatory

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